Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Aptose Biosciences Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares, without par value, issuable under the Aptose Biosciences Inc. 2021 Stock Incentive Plan, as amended	Other	68,517 (2)	$3.305(3)	$226,448.685(3)	0.00011020	$24.95

Total Offering Amounts					$226,448.685		$24.95
Total Fee Offsets							-
Net Fee Due							$24.95

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents 68,517 additional common shares, without par value (the “Common Shares”), of Aptose Biosciences Inc. (the “Registrant”) available for issuance under the Aptose Biosciences Inc. 2021 Stock Incentive Plan (the “2021 Plan”).

(3)	Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low sales price per Common Share on September 20, 2023, as reported on the Nasdaq Capital Market.